EXHIBIT 4.11
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            CONSULTING AGREEMENT, dated the 10th day of September, 2001, by and between CDKnet.com, Inc., a Delaware corporation having executive offices at 250 West 57th Street, Suite 1101, New York, New York (the "Company"), and Steven E. Wildstein, an individual, (the "Consultant").

                              W I T N E S S E T H :

            WHEREAS, the Consultant has considerable knowledge of and experience providing consulting services regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as product development (the "Business"); and

            WHEREAS, the Company desires to obtain the benefit of Consultant's special knowledge and experience regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as product development; and

            WHEREAS, the Company's management has determined that it would be in the best interest of the Company to make use of the Consultant's knowledge and experience; and

            WHEREAS, Consultant desires to serve as consultant to the Company;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained the Company and the Consultant hereby agree as follows:

            1. Term. The Company hereby engages Consultant to render the consulting services as hereinafter set forth, and Consultant hereby agrees to render such services for a period commencing the date hereof and terminating on September 9, 2002 (the "Term").

            2. Consulting Services. The Company hereby retains the Consultant, and the Consultant agrees, to render consulting and advisory services to the Company during the Term hereof in connection with the Business, from time to time, and as the Chief Executive Officer of the Company may reasonably request. Consultant shall not be required to expend any minimum number of hours hereunder and the rendering of all consulting services shall be subject in priority to Consultant's own business interests.

            3. Consulting Fees. In consideration for (i) the availability of Consultant to render the services, (ii) the services to be rendered by Consultant during the Term, and (iii) the other provisions of this Agreement, the Company shall promptly issue to the Consultant 500,000 shares fo the Company's common stock, which shares shall be subject to S-8 Registration.

            4. Expenses. Upon submission of proper vouchers or other similar evidence of expenditures, the Company shall, upon request by Consultant, reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in connection with services requested and rendered hereunder. All expense items require the prior approval of the Company.
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            5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when either served personally or two (2) business days after being sent priority next day delivery by a nationally recognized courier or three (3) business days after being mailed by certified or registered mail, return receipt requested; if to the Company or to Consultant, then at the respective address first above written, and in each case with a copy to: Moritt, Hock, Hamroff & Horowitz, LLP, 400 Garden City Plaza, Suite 202, Garden City, New York 11530 or to such address or to such persons as either party shall have last designated by written notice to the other.

            6. Assignability. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns. Neither party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party.

            7. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, written or oral, among them with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by the parties.

            8. Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

            9. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            CDKnet.com, Inc.


                                            By: /s/ Steven A. Horowitz
                                                ---------------------------
                                                Steven A. Horowitz, C.E.O.


                                            Consultant:

                                                /s/ Steven E. Wildstein
                                                ---------------------------
                                                Steven E. Wildstein